EXHIBIT 99

NEWS RELEASE

For more information, contact:

Steve Albright	or:	Fred Nielson
Chief Financial Officer		Investor Relations
(636) 733-1305		(636) 733-1314

FOR IMMEDIATE DISTRIBUTION

RELIV INTERNATIONAL REPORTS FIRST-QUARTER RESULTS

CHESTERFIELD, Mo., April 30, 2008 - Reliv International, Inc. (NASDAQ:RELV), a nutrition and direct selling company, today reported net sales for the first quarter of $28.3 million, compared to record net sales of $35.0 million in the first quarter last year.

Net income for the first quarter equaled $1.5 million or $0.10 per diluted share, compared to net income of $2.6 million or $0.16 per diluted share in the first quarter of 2007.

As of March 31, 2008, Reliv’s distributor base totaled approximately 69,700, up about 1,000 from March 31, 2007, when Reliv had approximately 68,700 distributors.

Net sales in the United States equaled $24.7 million in the first quarter compared to net sales of $31.9 million in the same quarter last year.

International net sales (sales outside of the U.S.) rose 17.2 percent to $3.6 million compared to $3.1 million in the same quarter last year. Net sales in the Philippines rose approximately 30 percent in the quarter, and net sales in our Malaysia/Singapore region nearly doubled.

“To increase sales, we are investing in special events featuring Reliv senior management and top distributors at meetings in Reliv’s larger U.S. markets. The events combine training and motivational activities,” said Robert L. Montgomery, president, chairman and chief executive officer.

“We believe the new training we instituted last year is gaining traction as we are seeing the number of new Master Affiliates, our entry level for business builders, increase compared to the past three quarters,” Montgomery said. “That is a promising sign that we’ll be watching closely in coming quarters,” he said.

“While investing in training and sales,” Montgomery said, “we also are looking for ways to cut unnecessary costs and reduce losses in international operations,” he said.

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Reliv International, Inc. and Subsidiaries
ADD ONE

Selling, general and administrative (SG&A) costs in this year’s first quarter were down $1.1 million compared to the first quarter of 2007.  SG&A expenses as a percentage of sales, however, increased to 35.1 percent vs. 31.6 percent in the first quarter of 2007, as the result of the lower sales levels.

Reliv’s balance sheet remains solid. The company had $15.2 million in cash, cash equivalents and short-term investments as of March 31. Reliv has no long-term debt. Reliv reported cash from operations for the quarter of $3.2 million.

“As we work to improve both top-line and bottom-line growth, we are focused on the basics of our business,” Montgomery said. “We make nutrition simple. Our products can play a role in fostering wellness for our distributors and customers,” he said. “We also offer distributors an outstanding business opportunity along with strong training and incentive programs designed to increase sales and sponsorship of new people into Reliv.”

Reliv will host a conference call to discuss first-quarter earnings with investors at 1:00 p.m. Eastern Daylight Time on April 30. The dial-in number for investors is 888-679-8035. The participant passcode is 13122074. To register, please call in 15 minutes prior to start of the call. A replay of this call will be available for one week by telephone from 3:00 p.m. Eastern by calling 888-286-8010 and using the passcode 45703790. A live web cast of this call will be available through the Investor Relations section of Reliv’s Web site, http://www.reliv.com/US/EN/Conference%20Calls%20Presentations.html. An online archive of the broadcast will be available on Reliv’s Web site in the Investor Relations section 24 hours after the call concludes.

About Reliv
Reliv International, Inc., based in suburban St. Louis, Mo., is a developer, manufacturer and marketer of a proprietary line of nutritional supplements addressing basic nutrition, specific wellness needs, weight management and sports nutrition. Reliv sells its products through an international network marketing system of approximately 70,000 independent distributors. Additional information about Reliv International, Inc. can be obtained on the Web at www.reliv.com.

-- FINANCIAL HIGHLIGHTS FOLLOW -

Reliv International, Inc. and Subsidiaries
ADD TWO

Consolidated Balance Sheets
	March 31	December 31
	2008	2007
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$13,666,929	$11,694,699
Short-term investments	1,521,111	398,592
Accounts and notes receivable, less allowances of
$8,400 in 2008 and $8,300 in 2007	568,010	811,634
Accounts due from employees and distributors	231,532	204,705
Inventories	6,449,418	6,179,238
Other current assets	1,378,285	1,798,932

Total current assets	23,815,285	21,087,800

Other assets	3,308,717	3,319,786
Net property, plant and equipment	9,080,888	9,199,185

Total Assets	$36,204,890	$33,606,771

Liabilities and Stockholders' Equity

Total current liabilities	$9,645,472	$8,574,257
Other non-current liabilities	1,134,526	1,227,313
Stockholders' equity	25,424,892	23,805,201

Total Liabilities and Stockholders' Equity	$36,204,890	$33,606,771

Consolidated Statements of Operations
	Three months ended March 31
	2008	2007
	(Unaudited)	(Unaudited)
Product sales	$25,197,178	$31,397,966
Handling & freight income	3,074,208	3,565,679

Net Sales	28,271,386	34,963,645

Costs and expenses:
Cost of products sold	4,834,526	6,061,392
Distributor royalties and commissions	11,122,372	13,928,563
Selling, general and administrative	9,931,799	11,029,850

Total Costs and Expenses	25,888,697	31,019,805

Income from operations	2,382,689	3,943,840
Other income (expense):
Interest income	134,873	212,602
Interest expense	(413)	(126)
Other income (expense)	(35,112)	96,933

Income before income taxes	2,482,037	4,253,249
Provision for income taxes	956,000	1,633,000

Net Income	$1,526,037	$2,620,249

Earnings per common share - Basic	$0.10	$0.16
Weighted average shares	15,874,000	16,431,000

Earnings per common share - Diluted	$0.10	$0.16
Weighted average shares	15,874,000	16,580,000

Cash dividends declared per common share	$-	$-

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Reliv International, Inc. and Subsidiaries
ADD THREE

	The following table summarizes net sales by geographic market ranked by the date we began operations in each market.

Net sales by Market
(in thousands)	Three months ended March 31,				Change from
	2008		2007		prior year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	24,685	87.3%	31,904	91.2%	(7,219)	-22.6%
Australia/New Zealand	747	2.7%	653	1.9%	94	14.4%
Canada	461	1.6%	441	1.3%	20	4.5%
Mexico	398	1.4%	410	1.2%	(12)	-2.9%
United Kingdom/Ireland	287	1.0%	287	0.8%	0	0.0%
Philippines	814	2.9%	628	1.8%	186	29.6%
Malaysia/Singapore	642	2.3%	330	0.9%	312	94.5%
Germany	237	0.8%	311	0.9%	(74)	-23.8%

Consolidated Total	28,271	100.0%	34,964	100.0%	(6,693)	-19.1%

The following table sets forth, as of March 31, 2008 and 2007, the number of our active distributors and Master Affiliates and above. The total number of active distributors includes Master Affiliates and above. We define an active distributor as one that enrolls as a distributor or renews its distributorship during the prior twelve months. Master Affiliates and above are distributors that have attained the highest level of discount and are eligible for royalties generated by Master Affiliates and above in their downline organization. Growth in the number of active distributors and Master Affiliates and above is a key factor in continuing the growth of our business.

Active Distributors and Master Affiliates and above by Market

	As of 3/31/2008		As of 3/31/2007		Change in %
	Active Distributors	Master Affiliates and Above	Active Distributors	Master Affiliates and Above	Active Distributors	Master Affiliates and Above

United States	55,970	9,400	56,320	12,660	-0.6%	-25.8%
Australia/New Zealand	2,520	210	2,520	270	0.0%	-22.2%
Canada	1,180	130	1,170	150	0.9%	-13.3%
Mexico	1,490	190	1,170	170	27.4%	11.8%
United Kingdom/Ireland	740	80	940	130	-21.3%	-38.5%
Philippines	4,730	380	3,750	270	26.1%	40.7%
Malaysia/Singapore	2,540	340	2,310	260	10.0%	30.8%
Germany	540	90	510	150	5.9%	-40.0%

Consolidated Total	69,710	10,820	68,690	14,060	1.5%	-23.0%